EXHIBIT 99.1

AEP                                          CSW
American                                     Central and South West Corporation
Electric
Power

Contact for American Electric Power:         Contact for Central and South West:
Pat Hemlepp    614/223-1620                  Larry Jones  214/777-1276


         AMERICAN ELECTRIC POWER AND CENTRAL AND SOUTH WEST CORPORATION JOINTLY FILE FOR MERGER APPROVAL FROM ARKANSAS PUBLIC SERVICE COMMISSION

Columbus, Ohio, and Dallas, Texas (June 12, 1998) -- American Electric Power Company, Inc. (NYSE: AEP) and Central and South West Corporation (NYSE: CSR) today jointly filed a request with the Arkansas Public Service Commission for approval of their proposed merger.

Testimony submitted in the filing outlines the expected combined company benefits of the merger to AEP and CSW customers and shareholders, which include:

       *    $2 billion in net non-fuel cost savings over 10 years;
       *    $98 million in net fuel savings over 10 years;
       *    Improved capital structure and increased financial strength;
       * Increased diversity in customer base, generating resources and service territory;
       * Optimization of business practices and continued high-quality service;
       *    Support for restructuring of retail electric markets; and
       *    Support for an independent system operator.

AEP and CSW have proposed a regulatory plan in Arkansas that provides for:

       * Approximately $1.8 million in fuel cost savings to Arkansas customers of CSW's Southwestern Electric Power Company (SWEPCO) subsidiary during the 10 years following completion of the merger;
       * A commitment not to raise base rates above current levels prior to Jan. 1, 2002, for SWEPCO customers in Arkansas and to share approximately one-half of the savings from synergies created by the merger during the first 10 years following the merger. Under this plan, approximately $32.6 million of these non-fuel merger-related savings will be used to reduce future costs to SWEPCO's Arkansas customers; and
       * A commitment to continue the current high level of customer service and to identify opportunities and implement measures to further improve service quality.

The Arkansas filing provides that there will be minimal job reductions among employees having direct contact with customers. CSW's work force currently totals about 7,000 employees, and AEP's work force totals about 18,000

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employees. AEP and CSW intend to use a combination of reduced hiring and attrition to the maximum extent possible to minimize the need for employee separations.

Today's joint filing marks the fourth of several regulatory filings that will be made to obtain approval of the proposed merger. As previously reported, on April 30, CSW and AEP submitted filings to the Public Utility Commission of Texas and the Federal Energy Regulatory Commission seeking favorable rulings relating to the proposed merger. On May 15, the companies submitted an application for approval of the proposed merger to the Louisiana Public Service Commission. CSW and AEP will file an application for approval shortly with the Oklahoma Corporation Commission. The parties plan to make other required federal filings with the Nuclear Regulatory Commission, the Securities and Exchange Commission, the Federal Communications Commission and the Department of Justice and/or the Federal Trade Commission later this year. AEP and CSW anticipate obtaining all necessary regulatory approvals and completing the merger during the first half of 1999. However, there can be no assurance that AEP and CSW will obtain all necessary regulatory approvals, or when such approvals will be obtained.

Central and South West Corporation is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving 1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; a regional electricity company in the United Kingdom; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.


News releases and other information about AEP can be found on the World Wide Web at http://www.aep.com.

News releases and other information about CSW can be found on the World Wide Web at http://www.csw.com.

This news release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: whether or not the proposed merger of AEP and CSW ultimately is consummated, the timing of consummation and the effects of any conditions imposed by regulators on the merged companies; electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal legislative and regulatory initiatives that, among other things, increase competition, threaten cost and investment recovery and affect rate structures; the ability of the combined company to successfully reduce its cost structure; the degree to which the combined company develops nonregulated business ventures; the economic climate and growth in the service territories of the two companies; the amount of savings generated by the merger; the inflationary trends and interest rates and the other risks detailed from time to time in the two companies' SEC reports.

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